Exhibit 99.3

CONSENT OF STEVEN E. BRADY

In accordance with Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), the undersigned hereby consents to being named as person about to become a director of OceanFirst Financial Corp. (“OceanFirst”) in the Joint Proxy Statement/Prospectus contained in the Registration Statement on Form S-4 of OceanFirst and Ocean Shore Holding Co. (“Ocean Shore”), as amended, pursuant to the Securities Act in connection with the Agreement and Plan of Merger, dated as of July 12, 2016, by and among OceanFirst, Masters Merger Sub Corp. and Ocean Shore (the “Merger Agreement”) wherein Merger Sub will merge with and into Ocean Shore, with Ocean Shore as the surviving entity, and immediately thereafter, Ocean Shore will merge with and into OceanFirst, with OceanFirst as the surviving entity.

/s/ Steven E. Brady

August 25, 2016